Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of June 4, 2007 by and among SERACARE LIFE SCIENCES, INC., a Delaware corporation (“Company”), f/k/a SeraCare Reorganization Company, Inc., as a Borrower, and any additional Borrower that may hereafter be added to this Agreement (together with Company, collectively, “Borrowers” and each individually, a “Borrower”), MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Administrative Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection relating to the foregoing, all books and records evidencing or related to the foregoing, and all rights under the Operative Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Administrative Agent” means Merrill Lynch, in its capacity as administrative agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors of Merrill Lynch in such capacity.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged primarily in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.

“Assignment Agreement” means an agreement between a Lender and an Eligible Assignee in form and substance reasonably satisfactory to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of California, or such other court having jurisdiction over the Chapter 11 Case.

“Base Rate” means the LIBOR Rate.

“Base Rate Margin” means 2.75% per annum with respect to the Revolving Loans and other Obligations.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrower Representative” means Company, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Administrative Agent.

“Borrowing Base” means, at the time of determination:

(a) the product of (i) 85% multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) the least of (i) an amount equal to 150% multiplied by the amount derived under clause (a) above, (ii) 70% multiplied by the Orderly Liquidation Value of the Eligible Inventory or (iii) 30% multiplied by the value of the Eligible Inventory, valued at the lower of first-in-first-out cost or market, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(c) the amount of any reserves and/or adjustments provided for in this Agreement.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.

“Capital Lease” means, with respect to any Person, any lease of any real or personal property by such Person that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash” means money, currency, or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within eighteen (18) months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within eighteen (18) months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s (“S&P”) or at least P-1 from Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than eighteen (18) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within eighteen (18) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has a rating of at least A-1 from S&P or at least P-1 from Moody’s.

“Chapter 11 Case” means the Chapter 11 case, case no. 06-00510-LA, of the Filing Company pursuant to the Filing Company’s voluntary petition for reorganization under the Bankruptcy Code with the Bankruptcy Court.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise (other than acquisitions made on a public securities exchange), or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Principal Borrower (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of Principal Borrower; (b) a majority of Principal Borrower’s board of directors shall cease to consist of the directors of Principal Borrower on the Closing Date and other directors whose nomination for election to Principal Borrower’s board of directors is recommended by at least a majority of the foregoing described directors; (c) Principal Borrower ceases to own, directly or indirectly, all of the outstanding capital stock of any other Borrower (other than by reason of a merger between such Borrower and Principal Borrower to the extent permitted under Section 5.6); or (d) any “Change of Control”, “Change in Control”, or terms of similar import under any Subordinated Debt Document. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired, that is mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to this Agreement and the Security Documents, including all of the property described in Schedule 8.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means June 4, 2010.

“Company” has the meaning set forth in the introduction to this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Confirmation Order” has the meaning set forth in Section 7.1(e).

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, a reasonable estimate of the amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

“Credit Party” means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower, any Subsidiary of a Borrower, and any other Person (other than Administrative Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes, or is required to become in accordance with the terms hereof, obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (i) all Debt of others Guaranteed by such Person; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; and (k) obligations arising under non-compete agreements. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC) or other account (other than a Securities Account) in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, any Borrower and each bank or financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such bank or financial institution acknowledges the security interest of Administrative Agent in such Deposit Account, (b) such bank or financial institution shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by such Borrower, and (c) such bank or financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and of returned items for which Administrative Agent has been given value, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” has the meaning set forth in the Reorganization Plan.

“Eligible Account(s)” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of such Borrower and not acquired via assignment or otherwise, and which Administrative Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of Eligible Accounts at any time shall be (a) the face amount of such Eligible Accounts as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Administrative Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Administrative Agent from time to time as warranted by Administrative Agent’s underwriting practices and procedures and using Administrative Agent’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account remains unpaid more than 120 days past the claim or invoice date (but in no event more than 135 days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien other than a Permitted Lien, or Administrative Agent does not have a Lien on such Account;

(g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Administrative Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) 50% or more of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case, all Accounts from such Account Debtor shall be ineligible);

(j) without limiting the provisions of subclause (i) above, 50% or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason (in which case, all Accounts from such Account Debtor shall be ineligible);

(k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed 25% (or, in the case of NIH, 40%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such 25% limitation (or 40% limitation, as applicable) shall be considered ineligible);

(l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;

(m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n) the Account is an obligation of an Account Debtor that is the federal (or local) government (including NIH) or a political subdivision thereof, unless the applicable Borrower assigns its right to payment of such Account to Administrative Agent pursuant to the federal Assignment of Claims Act of 1940, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, or has otherwise complied with other applicable Law, and Administrative Agent has received from the Account Debtor an acknowledgement of Administrative Agent’s notice of assignment of such Account; provided, however, that for a period of forty-five (45) days following the Closing Date, an Account shall not be ineligible solely as a result of the Administrative Agent having not yet received such acknowledgment from the Account Debtor;

(o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;

(p) the Account Debtor has its principal place of business or executive office outside the United States unless the sale giving rise to such Account is on letter of credit or other credit support terms satisfactory to Administrative Agent in its sole discretion;

(q) the Account is payable in a currency other than United States dollars;

(r) the Account Debtor is an individual;

(s) the Borrower owning such Account has not signed and delivered to Administrative Agent notices, in the form requested by Administrative Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;

(t) the Account includes late charges or finance charges (but only the amount of such late charges or finance charges shall be ineligible);

(u) the Account is an Account of the GCI Division; or

(v) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by Administrative Agent and, so long as no Default or Event of Default exists, Principal Borrower (which approval of Principal Borrower shall not be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any Borrower or any Affiliate or Subsidiary of any Borrower and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Administrative Agent.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Administrative Agent, in its good faith credit judgment and discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by a Borrower free and clear of all Liens (other than inchoate Liens of the type described in clauses (c) or (d) of the definition of “Permitted Liens”) and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory);

(b) such Inventory is placed on consignment or is in transit;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and inchoate Liens of the type described in clauses (c) or (d) of the definition of “Permitted Liens”;

(d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(e) such Inventory consists of display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(f) such Inventory is not subject to a first priority Lien in favor of Administrative Agent;

(g) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available excluding those licenses set forth on Schedule 1 to the extent that Borrowers have obtained such licenses and such licenses remain in full force and effect;

(h) such Inventory consists of any substances (other than biologic materials or medical products, equipment or supplies, to the extent such materials, products, equipment or supplies were produced and are maintained in accordance with Specified Laws) defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(i) such Inventory is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(j) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached;

(k) such Inventory is located on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $25,000;

(l) such Inventory is located on premises with respect to which Administrative Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Administrative Agent (unless Administrative Agent has specifically approved, in writing, the Inventory located at such premises for inclusion in the Borrowing Base, subject, however, to Administrative Agent’s right to establish and adjust rent reserves under the Borrowing Base in respect of such premises from time to time);

(m) such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale;

(n) [RESERVED];

(o) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(p) such Inventory has an expiration date within the next three (3) months;

(q) such Inventory is held for rental or lease by or on behalf of Borrowers;

(r) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement adversely affects or restricts the ability of Administrative Agent or any Lender to sell or otherwise dispose of such Inventory;

(s) such Inventory is subject to a distribution agreement or similar arrangement with a third party (unless Administrative Agent has specifically approved, in its reasonable discretion, in writing, the Inventory subject to such distribution agreement or arrangement for inclusion in the Borrowing Base);

(t) such Inventory has been produced to customer specifications;

(u) such Inventory consists of returned items that have been designated as “quality control” for testing purposes;

(v) such Inventory consists of human tissue or organs or other materials which, under applicable law, may not be purchased, pledged or sold;

(w) such Inventory is subject to any applicable law which adversely affects or restricts the ability of Administrative Agent or any Lender to sell or otherwise dispose of such Inventory;

(x) in the case of any Inventory for which the applicable Borrower does not possess all necessary or appropriate documentation as to the source, quality and characteristics of such Inventory, the applicable Borrower has not made adjustments to the value of such Inventory in an amount reasonably satisfactory to Administrative Agent;

(y) the applicable Borrower does not possess documentation required by applicable law as to the source, quality and characteristics of such Inventory;

(z) such Inventory is, or is required to be, the subject of any reserve or “write-down” in accordance with GAAP;

(aa) such Inventory is Inventory of the GCI Division; or

(bb) in the case of Inventory consisting of products of a type not offered for sale by Principal Borrower as of the Closing Date, such Inventory fails to meet such other specifications and requirements which may from time to time be established by Administrative Agent in its good faith credit judgment and discretion.

Administrative Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Administrative Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

In addition to the foregoing, Administrative Agent will be entitled to establish and at all times maintain, as an independent category of ineligible Inventory, a “historical costing irregularity” category in an amount up to 15% of the gross value of Inventory; provided, however, that such category shall be eliminated by Administrative Agent promptly after Administrative Agent’s completion and satisfactory review of its first audit pursuant to Section 4.6 following Administrative Agent’s timely receipt and satisfactory review of Borrowers’ audited financial statements for fiscal year 2006 pursuant to Section 4.1 (or, if received earlier, Borrowers’ audited financial statements for fiscal year 2007).

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender, that (a) at any time it occupies such role or capacity enters into a Permitted Swap Contract with any Borrower or any Guarantor who has pledged Collateral in respect of the Obligations or a Guarantee of the Obligations, and (b) in the case of a Lender or an Affiliate of a Lender other than Administrative Agent, is expressly identified by Administrative Agent as maintaining a reporting system acceptable to Administrative Agent with respect to Swap Contract exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent, in form and content reasonably satisfactory to Administrative Agent, with respect to such exposure.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community

Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Excluded Taxes” means with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) Taxes imposed on or measured by such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which a Borrower is located, or (c) any withholding Tax that (i) is attributable to such recipient’s failure to comply with its obligations under Section 2.8 or (ii) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Lender pursuant to its obligations under Section 2.8.

“Event of Default” has the meaning set forth in Section 9.1.

“FDA” shall have the meaning set forth in the Regulatory Rider.

“Filing Company” means SeraCare Life Sciences, Inc., a California corporation.

“Final Order” means an order or judgment (a) as to which the time to appeal, seek review, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, review, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; (b) as to which any right to appeal, move for a stay pending appeal, review, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to Administrative Agent; or (c) in the event that an appeal, review, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been denied by the highest court to which such order was appealed, or review, certiorari, reargument or rehearing shall have been taken and the time to take any further appeal, review, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rules 9023 or 9024 may be filed with respect to such order shall not cause such order not to be a Final Order.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter among Merrill Lynch and any of the Borrowers relating to the transactions contemplated hereby, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“GCI Division” means Principal Borrower’s genomics collaborative business.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) (in each case under clause (a) or (b) whether arising by virtue of partnership arrangements, by agreement to keep-well or to make capital contributions or loans, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; any substance the presence of which is prohibited by any Environmental Laws; toxic mold; any substance that requires special handling (other than Inventory); and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic substances, wastes, materials, pollutants or contaminants (including asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, infectious substances as defined pursuant to 49 C.F.R. Part 173, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 11.17.

“Intellectual Property” means, with respect to any Person, all: (i) patents, patent applications and like protections, including improvements, divisions, continuations, continuations-in-part, renewals, reissues, substitutions, re-examinations and extensions and all priority rights resulting from applications, (ii) trademarks, trade names, trade styles, trade dress, service marks, logos, domain names and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person associated therewith and/or symbolized thereby, (iii) works of authorship and derivative works (whether published or unpublished), including all copyrights therein (whether registered or unregistered), and all applications, registrations and renewals in connection therewith, and moral rights, (iv) technology, know-how and processes, operating manuals, trade secrets, and confidential information, (v) computer hardware and software, including all source code, object code, firmware and related documentation, and (vi) rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Investment” means any investment in any Person, whether by means of acquiring (whether for Cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto; provided, however, that the amount of any Investment shall be reduced by any Cash dividends, distributions or returns of capital received by such Person on account of such Investment.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Specified Laws and Environmental Laws.

“LC Issuer” means any of (a) ABN AMRO Holding N.V. or its Affiliates, (b) Merrill Lynch Bank USA or its Affiliates, or (c) one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent reasonably satisfactory to it with respect to such exposure.

“Lender” means each of (a) Merrill Lynch, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.6, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of any Borrower by an LC Issuer which, in the case of any standby letter of credit, expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date, and, in the case of any documentary (trade) letter of credit, expires by its terms within ninety (90) days after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a standby Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (b) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Administrative Agent) no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a comparable replacement index or replacement page, as the case may be.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset. The term “Lien” shall also include any UCC financing statement or other similar notice filing filed against any Borrower or any Subsidiary, whether or not evidencing a lien, security interest or other encumbrance, but excluding any UCC financing statement that has not been authorized by such Person.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business or properties of any of the Credit Parties, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its material obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document, or (v) the value of any material Collateral; (b) an impairment to the likelihood that Eligible Accounts in general will be collected and paid in the normal course of a Borrower’s business and upon the same schedule and with the same frequency as such Borrowers’ recent collections history; or (c) an impairment to the likelihood that Eligible Inventory in general will be sold in the normal course of a Borrower’s business.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Mortgage Debt” means the Debt of Company to Mortgage Lender, as of the Closing Date, secured by the Mortgaged Property, including any extension or replacement of such Debt following the Closing Date, provided that the principal amount of such Debt is not increased and the maturity of such Debt is not accelerated or otherwise shortened.

“Mortgage Lender” means Commerce Bank & Trust.

“Mortgaged Property” means the real property and fixtures located at 375 West Street, West Bridgewater, Massachusetts.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“NIH” means the National Institutes of Health of the U.S. Department of Health and Human Services.

“Non-Funding Lender” means a Lender that has delivered a notice to Administrative Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided, however, that any Lender delivering any such notice shall be a Non-Funding Lender solely over the period commencing on the Business Day following receipt by Administrative Agent of such notice, and terminating on such date that such Lender has either revoked the effectiveness of such notice or acknowledged to Administrative Agent the satisfaction of the condition specified in such notice.

“Notes” shall have the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, (b) all Lender Letters of Credit, and (c) all Permitted Swap Contracts entered into with any Eligible Swap Counterparty.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents” means, collectively, the Financing Documents, the Subordinated Debt Documents and the documents evidencing the Mortgage Debt.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.

“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Administrative Agent, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of any Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” shall have the meaning set forth in the Regulatory Rider.

“Permitted Asset Dispositions” means the following Asset Dispositions provided that, at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition: (i) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (ii) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, (iii) dispositions of Cash and Cash Equivalents in the Ordinary Course of Business, for fair market value and to a Person(s) that is not an Affiliate, (iv) disposition of the GCI Division in a bona fide sale for an amount not less than $2,000,000 and to a Person(s) that is not an Affiliate, (v) disposition of the Mortgaged Property in a bona fide sale for an amount not less than all outstanding Mortgage Debt or $2,000,000, whichever is greater, and to a Person(s) that is not an Affiliate, and (vi) other Asset Dispositions having an aggregate fair market value not in excess of $100,000 in any fiscal year of Borrowers and to a Person(s) that is not an Affiliate.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made on the books and records and financial statements of the applicable Borrower(s); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) in the case of real estate taxes or assessments or mechanic’s, workmen’s, materialmen’s or other like Liens with respect to any real estate which is part of the Collateral, if requested by Administrative Agent, Borrowers have deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent, in its reasonable discretion, to ensure payment of such obligation or charge (and if such security is Cash, Administrative Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Administrative Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Administrative Agent); (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers; (e) Borrowers have given Administrative Agent notice of the intent to so contest the obligation and the commencement of such contest and upon request by Administrative Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, Borrowers shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means: (a) Contingent Obligations arising in respect of the Debt under the Financing Documents and Letter of Credit Liabilities; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations arising under or with respect to any Permitted Contest or Permitted Liens; (d) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1; (e) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $100,000 in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies with respect to any real estate Collateral (if any); (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.6; (h) [RESERVED]; (i) Contingent Obligations arising under take-or-pay or similar arrangements in favor of Borrowers’ vendors entered into in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding; (j) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Permitted Swap Contract; and (k) other Contingent Obligations not permitted by clauses (a) through (g), (i) and (j) above, not to exceed $100,000 in the aggregate at any time outstanding.

“Permitted Indebtedness” means: (a) Debt to Administrative Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt and Capital Leases not to exceed $1,300,000 in the aggregate at any time used solely to acquire Equipment used in the Ordinary Course of Business and secured only by such Equipment; (d) the Mortgage Debt; (e) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (f) Debt, if any, arising under Swap Contracts; (g) the Subordinated Debt (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (h) Debt of any Borrower to another Borrower (provided that (i) if requested by Administrative Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent hereunder as additional collateral security for the Obligations, and (ii) such Debt, including the obligations under any such demand note, shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Administrative Agent); and (i) other Debt in an aggregate principal amount not to exceed $100,000 at any time outstanding.

“Permitted Investments” means: (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) (i) Cash Equivalents, and (ii) any similar short term Investments permitted by Borrowers’ investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Borrowers’ boards of directors and has also been reasonably approved in writing by Administrative Agent; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, but the aggregate of all such loans and advances outstanding may not exceed $100,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of Deposit Accounts or Securities Accounts in which Administrative Agent has received a Deposit

Account Control Agreement or Securities Account Control Agreement; (h) Investments by any Borrower in any wholly-owned domestic Subsidiary of such Borrower so long as, prior to the date of any such Investment, such Borrower has complied with Section 4.11(c) with respect to such Subsidiary; and (i) other Investments in an amount not exceeding $100,000 in the aggregate.

“Permitted Liens” means: (a) deposits or pledges of Cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s employees, if any; (b) deposits or pledges of Cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations arising under applicable non-bankruptcy law, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than Accounts, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially affect the value or marketability of such real estate, impair the use or operation of such real estate for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of such real estate or any other assets of any Borrower or any Subsidiary or the ordinary conduct of the business of any Borrower or any Subsidiary, or to the extent applicable, materially interfere with the benefits of the security intended to be provided by the Security Documents; (g) Liens and encumbrances in favor of Administrative Agent under the Financing Documents; (h) Liens on Collateral other than Accounts existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any Equipment securing Debt permitted under subpart (c) of the definition of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within 90 days after the acquisition thereof; (j) Liens on the Mortgaged Property securing the Mortgage Debt; (k) Liens on the Collateral securing the Subordinated Debt so long as such Liens are subject to a Subordination Agreement; (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by any Borrower or any of its Subsidiaries in the Ordinary Course of Business, provided that such Liens shall not secure an aggregate amount in excess of $100,000 at any time; and (m) any interest or title of a lessor or sublessor under any lease permitted by this Agreement.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Administrative Agent within thirty (30) days after such amendments or modifications have become effective, (b) such amendments or modifications to a Borrower’s Organizational Documents (other than those involving a change in the name of a Borrower or involving a reorganization of such Borrower under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Administrative Agent or Lenders and fully disclosed to Administrative Agent within thirty (30) days after such amendments or modifications have become effective, and (c) such modifications to the name of a Borrower or involving a reorganization of such Borrower under the laws of a different jurisdiction so long as the provisions of Section 8.2(d) are fully complied with prior to the effectiveness of such amendments or modifications.

“Permitted Swap Contract” means any Swap Contract entered into by a Borrower to provide protection against fluctuations in interest or currency exchange rates in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Borrower and not for purposes of speculation but only to the extent Administrative Agent provides its prior written consent to the entry into such Swap Agreement.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pre-Petition Lenders” means, collectively, the lenders under the Pre-Petition Loan Agreements.

“Pre-Petition Loan Agreements” means collectively (a) that certain Revolving/Term Credit and Security Agreement dated as of September 14, 2004 among SeraCare Life Sciences, Inc., a California corporation, the lenders named therein, Union Bank of California, N.A. as administrative agent for the lenders and Brown Brothers Harriman & Co., as the collateral agent for the lenders, as amended, and (b) that certain Subordinated Note Agreement dated as of September 14, 2006 among SeraCare Life Sciences, Inc., a California corporation, the noteholders named therein and David Barrett Inc. as administrative agent for the noteholders, as amended.

“Principal Borrower” means Company.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.2(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), based on the Revolving Loan Commitment Percentage of such Lender, and (b) for all other purposes with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Regulatory Rider” means the Regulatory Rider, dated as of the date hereof, among Borrowers, Administrative Agent and Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Administrative Agent for payments made by Administrative Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Reorganization Plan” means the First Amended Joint Plan of Reorganization of the Debtor and the Ad Hoc Equity Committee, as Modified, dated December 29, 2006, as amended by the Confirmation Order and filed by the Filing Company with the Bankruptcy Court.

“Required Lenders” means at any time Lenders holding (a) 51% or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, 51% or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.

“Responsible Officer” means any of the Chief Executive Officer or Chief Financial Officer of the applicable Borrower.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in Cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or similar compensation to any Person holding an equity interest of 5% or greater in a Borrower or a Subsidiary of a Borrower (other than (A) payments of salaries and bonuses in the Ordinary Course of Business to individuals, (B) payment of customary independent director fees in the Ordinary Course of Business and consistent with past practices, (C) the issuance of stock options or restricted stock to employees and directors and (D) compensation in respect of transactions permitted under Section 5.8), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower (other than another

Borrower or in respect of transactions permitted under Section 5.8), or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit less the Revolving Loan Outstandings.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount, which is equal to $10,000,000.

“Revolving Loan Commitment Amount” means, (i) as to any Lender that is a Lender on the Closing Date, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount”, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party and (ii) as to any Lender that becomes a Lender after the Closing Date, the amount of the “Revolving Loan Commitment Amount(s)” of other Lender(s) assigned to such new Lender pursuant to the terms of the effective assignment agreement(s) pursuant to which such new Lender shall become a Lender, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment, and (b) the Borrowing Base.

“Revolving Loan Note” means any Note evidencing any portion of any Revolving Loan.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loans” has the meaning set forth in Section 2.1(a)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which Investment Property or Securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account, which agreement provides that (a) such securities intermediary acknowledges the security interest of Administrative Agent in such Securities Account, (b) such securities intermediary shall comply with entitlement orders and any other instructions originated by Administrative Agent directing disposition of the assets and funds in such Securities Account without further consent by the applicable Borrower, and (c) such securities intermediary shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Securities Account or the contents thereof, other than in respect of usual and customary service fees and of returned items for which Administrative Agent has been given value, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations) required to be classified upon a balance sheet as liabilities in accordance with GAAP, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Specified Laws” shall have the meaning set forth in the Regulatory Rider.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of any Subordinated Debt Documents, and with the prior written consent of Administrative Agent, all of which documents must be in form and substance acceptable to Administrative Agent in its sole discretion.

“Subordinated Debt Documents” means, with respect to any Debt governed by a Subordination Agreement, any and all documents evidencing and/or securing such Debt.

“Subordination Agreement” means any agreement between Administrative Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of which such Subordination Agreements have been agreed to by and are acceptable to Administrative Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Taxes” means any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority.

“Termination Date” means the earliest to occur of (a) the Commitment Expiry Date, and (b) such earlier date on which all Loans shall become due and payable, in whole, in accordance with the terms of this Agreement.

“UCC” means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a consistent basis. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.

Section 1.4 Funding and Settlement Currency. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Riders. All Riders attached hereto, including the Regulatory Rider, are hereby incorporated herein by this reference and made a part hereof.

ARTICLE 2 - LOANS AND LETTERS OF CREDIT

Section 2.1 Loans.

(a) Revolving Loans.

(i) Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Administrative Agent a “roll-forward”, in form and substance reasonably satisfactory to Administrative Agent, of the most recent Borrowing Base Certificate and a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such “roll-forward” and Notice of Borrowing to be delivered no later than noon (Chicago time) one (1) Business Day prior to such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Administrative Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges of any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Administrative Agent based on the most recent Borrowing Base Certificate and “roll-forward” delivered to Administrative Agent in accordance with this Agreement and such other information as may be available to Administrative Agent. Without limiting any other rights and remedies of Administrative Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Administrative Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Administrative Agent’s good faith credit judgment and discretion, such reserves are necessary.

(ii) Mandatory Revolving Loan Repayments and Prepayments.

(A) The Revolving Loan Commitment shall terminate on the Termination Date. On the Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to, but excluding, the Termination Date.

(B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Administrative Agent (A) immediately upon the receipt by any Borrower or Administrative Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (B) in full on the Termination Date.

(iii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Base Rate plus the applicable Base Rate Margin, subject to the provisions of Section 9.4 below regarding default rates of interest. Interest on the Loans shall be paid in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable on demand and upon the Termination Date. For purposes of calculating interest, all funds transferred from the Payment Account for application to any Revolving Loans shall be subject to a 3 Business Day clearance period.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) 0.50% per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(c) Collateral Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to (i) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) 0.50% per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(d) Commitment Fee. Contemporaneous with Borrowers’ execution of this Agreement, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to $100,000. Such fee shall be deemed fully earned as of the Closing Date and shall be non-refundable when paid.

(e) Deferred Revolving Loan Commitment Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to (i) 1.5% of the Revolving Loan Commitment if such termination occurs on or before the first anniversary of the Closing Date, (ii) 1.0% of the Revolving Loan Commitment if such termination occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, and (iii) 0.5% of the Revolving Loan Commitment if such termination occurs after the second anniversary of the Closing Date and prior to the Commitment Expiry Date (there being no such fee if such termination occurs on the Commitment Expiry Date). Such fee shall be deemed fully earned as of the Closing Date and shall be non-refundable when paid.

(f) [RESERVED.]

(g) [RESERVED.]

(h) Audit Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Administrative Agent shall deem appropriate, which shall be due and payable on the later of (i) the first Business Day of the month following the date of issuance by Administrative Agent of a written request for payment thereof to Borrowers, or (ii) the tenth day following the issuance of such notice; provided, that so long as no Event of Default or Default has occurred and is continuing, except as set forth in Section 4.6, Borrowers shall be liable for (x) no more than $75,000 in fees and expenses for such audits and inspections in any given calendar year and (y) fees and expenses for no more than one (1) such valuation or appraisal for each type of Collateral in any given calendar year; provided further, following the written waiver of an Event of Default or Default or the cure of a Default, Borrowers shall remain liable for all such audits, inspections, valuations and appraisals conducted after the occurrence of such Event of Default or Default and prior to such waiver or cure.

(i) Wire Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the account of any other Lenders, on written demand, any and all fees, costs or expenses which Administrative Agent pays to a bank or other similar institution (including any fees paid by Administrative Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Administrative Agent, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Administrative Agent, of any check or item of payment received or delivered to Administrative Agent on account of Obligations.

(j) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period five (5) days, and such delinquent payment is not then accruing interest at the default rate pursuant to Section 9.4, Borrowers, without notice or demand by Administrative Agent, promptly shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Administrative Agent in administering the Obligations, an amount equal to five percent (5%) of each delinquent payment.

(k) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(l) Automated Clearing House Payments. If Administrative Agent so elects, monthly payments of interest and amortization shall be paid to Administrative Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.4 [RESERVED.]

Section 2.5 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Termination Date, by (i) Administrative Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Administrative Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i) Administrative Agent shall have received a Notice of LC Credit Event at least five (5) Business Days, or such lesser period as Administrative Agent and Borrowers shall agree, before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $500,000, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b) Letter of Credit Fee. Borrowers shall pay to Administrative Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Base Rate Margin then applicable to Revolving Loans. Such fee shall be payable in arrears on the first day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrowers. If either (i) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Administrative Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Administrative Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Lender at the time the applicable Supported Letter of Credit or Lender Letter of Credit was issued) hereby agrees to make available to Administrative Agent not later than noon (Chicago time) on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender (other than any applicable Non-Funding Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c). Borrowers shall pay interest, on demand, on all amounts so paid by Administrative Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Administrative Agent or the applicable Lender therefore (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the sum of 2% plus the interest rate applicable to Revolving Loans for such day.

(d) Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Administrative Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Administrative Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Administrative Agent for the benefit of all Revolving Lenders Cash in an amount equal to 110% of the aggregate outstanding Letter of Credit Liabilities to be available to Administrative Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and provided no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the applicable portion of the deposit described in the preceding clause (i) to the extent not previously applied by Administrative Agent in the manner described herein.

(f) Participations in Support Agreements and Lender Letters of Credit.

(i) Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If either (x) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (y) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (A) Borrowers have not reimbursed Administrative Agent or, as applicable, the applicable LC Issuer, with respect to any Lender Letter of Credit, in full for such payment or disbursement in accordance with Section 2.5(c), or (B) any reimbursement received by Administrative Agent or any LC Issuer from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender (other than any Revolving Lender that was a Non-Funding Revolving Lender at the time of the issuance of such Supported Letter of Credit or Lender Letter of Credit) shall be irrevocably and unconditionally obligated to pay to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)). To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent or the applicable LC Issuer, as applicable, by noon (Chicago time) on the Business Day on which such Lender receives notice from Administrative Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Base Rate Margin in respect of Revolving Loans. Any Revolving Lender’s failure to make available to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before noon (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after noon (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day.

(b) Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.

All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Administrative Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Administrative Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Administrative Agent nor any Lender shall have any liability if Administrative Agent shall fail to provide any such statement). Unless any Borrower notifies Administrative Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein, absent manifest error.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. Any such reduction in the principal balance shall be applied to the Obligations owing to Lenders in accordance with the Pro Rata Share of each Lender. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided, that if any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Indemnified Taxes pursuant to any applicable Law, then Borrowers will: (i) pay when due directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Administrative Agent an official receipt or other documentation reasonably satisfactory to Administrative Agent evidencing such payment to such authority; and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required. If any Indemnified Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Indemnified Taxes and, upon written demand by Administrative Agent or such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers will promptly pay such additional amounts (including any penalties, interest and expenses) as are necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made written demand therefor.

(b) If any Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and Lenders for any incremental Indemnified Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Administrative Agent one or more (as Borrowers or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8EXP, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law taking effect after such Lender acquires an interest hereunder.

(d) If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

(e) If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its reasonable discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If Administrative Agent or any Lender determines in its reasonable discretion that it has received a refund (including by way of offset) of any Indemnified Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.8 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if Administrative Agent or a Lender is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrowers, upon the request of such Person, agree to repay the amount paid over to Borrowers that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Person within ten (10) days after receipt of written notice that such Person is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.8(f) shall require Administrative Agent or any Lender to make available its Tax returns or any other information which it reasonably deems confidential to Borrowers or any other Person.

(g) If a Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax with respect to which Borrowers have paid an additional or indemnification amount under this Section 2.8 and Administrative Agent and/or the applicable Lender, as applicable, agree that such a reasonable basis exists, Administrative Agent and/or the applicable Lender, as applicable, shall cooperate with Borrowers (but shall have no obligation to disclose any confidential information, unless reasonably satisfactory arrangements (in the sole discretion of Administrative Agent or such Lender, as applicable) have been made to preserve the confidential nature of such information) in challenging such Indemnified Tax at Borrowers’ expense if requested by Borrowers (it being understood and agreed that none of Administrative Agent or any Lender shall have any obligation to contest, or any responsibility for contesting, any Tax).

Section 2.9 Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, Notices of LC Credit Events and Borrowing Base Certificates and “roll-forwards” of Borrowing Base Certificates, and giving instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All Letters of Credit and Support Agreements issued hereunder shall be issued at Borrower Representative’s request therefor and shall be allocated to the appropriate Borrower’s Intercompany Loan account by Borrower Representative. All collections of each Borrower in respect of Accounts and other proceeds of Collateral of each Borrower received by Administrative Agent and applied to the Obligations shall be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.10 Joint and Several Liability. Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 9.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 9.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

Section 2.11 Collections and Lockbox Account.

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Administrative Agent (and reasonably acceptable to Borrowers) (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Administrative Agent may require. Borrowers shall use commercially reasonable efforts to ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account and/or directly into the Lockbox Account. Notwithstanding anything to the contrary contained in this Agreement, if any Account Debtor refuses or fails to remit payment directly to the Lockbox for two consecutive payments, all of the accounts receivable owing by such Account Debtor to Borrowers shall be ineligible for purposes of the Borrowing Base (and such accounts receivable shall thereafter be ineligible unless and until (i) such Account Debtor remits at least two consecutive payments directly to the Lockbox and (ii) Administrative Agent, in its reasonable discretion, following Borrower’s request, agrees in writing to permit such accounts receivable to be included in the Borrowing Base if they otherwise satisfy the criteria for Eligible Accounts).

(b) All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.

(c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Administrative Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Administrative Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Administrative Agent’s gross negligence or willful misconduct.

(d) Without limiting the last sentence of Section 2.2(a), Administrative Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Administrative Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section a credit balance exists with respect to the Payment Account, such credit balance shall not accrue interest in favor of Borrowers, but Administrative Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Default or Event of Default exists.

(e) To the extent that any collections of Accounts or proceeds of other Collateral (including proceeds of Permitted Asset Dispositions) are not sent directly to the Lockbox but are received by any Borrower, such collections shall be held in trust for the benefit of Administrative Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to the applicable Lockbox and Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers.

(f) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Administrative Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if any Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Administrative Agent and Lenders hereunder, Administrative Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Administrative Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If any collections of Accounts cannot be identified or reconciled to the satisfaction of Administrative Agent, Administrative Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Administrative Agent’s own staff shall be in accordance with Administrative Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Administrative Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, upon not less than one (1) Business Day’s written notice to Borrower, by the signature or other act of any of Administrative Agent’s officers (without requiring any of them to do so), direct any Account Debtor (whether or not such Account Debtor was specifically identified in Administrative Agent’s notice to Borrower) to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

(i) Notwithstanding anything to the contrary contained in this Agreement, Borrowers will not be required to establish the Lockbox or the Lockbox Account or obtain any lockbox agreement or Deposit Account Control Agreement as a condition precedent to closing under this Agreement; however, Borrowers shall be required to establish the Lockbox and the Lockbox Account and obtain the fully-executed lockbox agreements and Deposit Account Control Agreements as a condition precedent to the initial extension of credit under this Agreement.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name appearing in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1 (except to the extent of any change in the foregoing information as to any Credit Party following the Closing Date so long as such change was made and notice of such change was given to Administrative Agent in accordance with Section 8.2(d)), and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Company is not so qualified in Massachusetts or Maryland as of the Closing Date, but will be so qualified in such jurisdictions as of the date of the initial and each subsequent extension of credit under this Agreement. Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Financing Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Financing Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization. A description of the authorized equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid and nonassessable, and, in the case of all Credit Parties other than Principal Borrower, are free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (in the Principal Borrower, holders of more than 5% of its fully-diluted equity securities) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity. None of the authorized and/or issued capital stock or other equity securities of any Credit Party are subject to any mandatory repurchase or redemption provisions or put rights in favor of any holder thereof (not including any repurchase or redemption provisions exercisable solely at the option of such Credit Party) or otherwise constitute Debt under the definition set forth herein or are subject to any provisions requiring the mandatory payment of any dividends at any time (not including any specified dividends which accrue at specified times but which are payable only as, when and if declared by the board of directors or other similar governance body or manager or partner of such Credit Party and/or upon liquidation of such Credit Party).

Section 3.5 Financial Information.

(a) All information delivered to Administrative Agent and pertaining to the financial condition or results of operations of any Credit Party for any accounting period ending on or after November 30, 2006 fairly presents the financial position of such Credit Party as of such date in accordance with GAAP (and as to unaudited financial statements, subject to normal year end adjustments and the absence of footnote disclosures). No Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected in the financial statements delivered to Administrative Agent.

(b) The information contained in the most recently delivered Borrowing Base Certificate and, if applicable, “roll-forward” of such Borrowing Base Certificate, is complete and correct.

(c) Since November 30, 2006, there has been no change in the business, operations, properties, or condition (financial or otherwise) of any Credit Party which could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Litigation. Except as set forth on Schedule 3.6, as of the Closing Date, and except as hereafter disclosed to Administrative Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened against or affecting, any Credit Party in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold or license interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, free and clear of all Liens, charges and claims other than Permitted Liens.

Section 3.8 No Default. No Default or Event of Default has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. Except as set forth on Schedule 3.13, all material federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed. Except to the extent subject to a Permitted Contest, all material taxes (including real and personal property taxes) and other charges shown to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received from the United States Internal Revenue Service a favorable determination letter with respect to such ERISA Plan which may be relied on currently and such ERISA Plan has been operated in all material respects in accordance with its terms and applicable Law. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers. Except as set forth on Schedule 3.15, and except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith. All brokerage and finder’s fees, commissions and other expenses payable in connection with the transactions contemplated by the Financing Documents have been paid in full by Borrowers contemporaneously with the execution of the Financing Documents and the initial funding of the Loan.

Section 3.16 Related Transactions. All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Administrative Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the senior management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which any of its equity holders is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than non-negotiated licenses of generally commercially available software and/or products licensed on standard terms), or (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $50,000 in any year (or, in the case of the preceding clauses (e) and (f), restricting or conditioning the sale of Inventory in any respect), (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee) as of the Closing Date, the address of the subject property, the name and address of the landlord, the annual rental (or, where applicable, a general description of the method of computing the annual rental) and the termination date. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of $75,000; and no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law;

(b) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits under any Environmental Law or relating to any Hazardous Materials required in connection with the conduct of its business or alleged failure to comply with the terms and conditions of any such Permits, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials by any Credit Party, or (iv) release of Hazardous Materials by any Credit Party;

(c) to the knowledge of the Borrowers, all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party;

(d) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, on which any Credit Party has generated, stored or disposed of or to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions under Environmental Laws or, to the knowledge of such Borrower, other investigations which may reasonably be believed to lead to claims in excess of $75,000 against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA;

(e) there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials; and

(f) there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the knowledge of Borrowers, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property. Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All Intellectual Property of each Credit Party existing as of the Closing Date and registered with any United States or foreign Governmental Authority (including any and all applications for the registration of such Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Credit Party is the licensee of any Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19. Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability of such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license and/or in or to other property, including Inventory, and the termination date of such license. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Borrower, free and clear of any Liens (other than Permitted Liens) and/or licenses in favor of third parties or agreements or covenants not to sue third parties for infringement. All Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrowers are not a party to, nor are bound by, any material license or other agreement with respect to which any Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or other property, including Inventory. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Real Property Interests. Except for leasehold interests disclosed on Schedule 3.20, and except for the ownership or other interests set forth on Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property. Schedule 3.20 sets forth, with respect to each parcel of real estate owned by any Credit Party as of the Closing Date, the address and legal description of such parcel.

Section 3.21 Full Disclosure. All of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, taken as a whole, is, and all such information furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the Financing Documents after the Closing Date, will be, true and accurate in all material respects, and none of such information contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Administrative Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s good faith estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.22 Interest Rate. The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents or any of the Operative Documents.

Section 3.23 Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments. Without limiting the generality of the foregoing, Company does not have any Subsidiaries other than Subsidiaries formed after the Closing Date and in compliance with Sections 4.11(c) and 5.7.

Section 3.24 Certain Bankruptcy Matters.

(a) All payments and distributions required to be made, all obligations required to be paid and all reserves required to be funded, in each case, as of the Effective Date (as defined in the Reorganization Plan), were made, paid or funded in full on the Effective Date with proceeds of the Rights Offering or Cash of Company (other than proceeds of the Loans).

(b) The Effective Date has occurred. Without limiting the generality of the foregoing, all conditions precedent set forth in Section 7.1(e), (f) and (g) have been fully satisfied.

(c) The Reorganization Plan, Disclosure Statement (as defined in the Reorganization Plan) and Notice of Hearing to Consider Confirmation of First Amended Joined Plan of Reorganization as modified were properly served on all Persons that have or may have any interest in the Collateral in accordance with the Federal Rules of Bankruptcy Procedure and the Bankruptcy Code.

(d) As of the Closing Date, no Borrower has any contingent obligations to any Governmental Authority except as set forth on Schedule 3.24.

Section 3.25 Representations and Warranties Incorporated from Operative Documents. As of the Closing Date, each of the representations and warranties, if any, made in the Operative Documents other than the Financing Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

Section 3.26 Solvency. Each Borrower and each additional Credit Party is Solvent.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports. Each Borrower will deliver to Administrative Agent: (1) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet, cash flow and income statement covering such Borrower’s consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form reasonably acceptable to Administrative Agent; (2) as soon as available (if they become available) for the fiscal year ended September 30, 2006, and no later than ninety (90) days after the last day of each fiscal year of Borrowers thereafter, audited consolidated financial statements for such fiscal year prepared under GAAP, consistently applied, together with an unqualified (except with respect to the existence of the Chapter 11 Case in the case of the financial statements for the fiscal year ended September 30, 2006) opinion on the financial statements from an independent certified public accounting firm of nationally recognized standing acceptable to Administrative Agent in its reasonable discretion (it being agreed that Mayer Hoffman McCann P.C. is acceptable to Administrative Agent); (3) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to such Borrower’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrowers with any stock exchange on which any securities of any Borrower are traded and/or the SEC; (4) a prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries that could result in damages or costs to any Borrower or any of its Subsidiaries of $100,000 or more; (5) prompt written notice of an event that materially and adversely affects the value of any material Intellectual Property of any Credit Party; (6) contemporaneous with the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by Company in the Chapter 11 Case, with copies of such papers and documents also provided to or served on Administrative Agent’s counsel; (7) as soon as available, but no later than ninety (90) days after the commencement of each fiscal year of Borrowers, consolidated projections for Borrowers and their Subsidiaries for such fiscal year (on a monthly basis) prepared in a manner consistent with the projections delivered by Borrowers to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent; and (8) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding Borrowers, their business and the Collateral as Administrative Agent may from time to time reasonably request. Each Borrower will, in conjunction with the delivery of each set of financial statements required under clause (l) above, deliver to Administrative Agent, a duly completed Compliance Certificate signed by a Responsible Officer which shall, inter alia, set forth calculations showing compliance with the financial covenants set forth in this Agreement. Promptly upon their becoming available, Borrowers shall deliver to Administrative Agent copies of all Swap Contracts to which any Borrower is a party. Borrower Representative will, within twenty (20) days after the last day of each month, deliver to Administrative Agent a duly completed Borrowing Base Certificate as of the last Business Day of such month, signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date) and an inventory report, in form and substance satisfactory to Administrative Agent.

Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any Material Contract or any other lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Each Borrower will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect and in good standing, its existence and its rights, privileges and franchises necessary in the normal conduct of business.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Borrower will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Upon completion of any Permitted Contest, Borrowers shall, and shall cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Administrative Agent proof of the completion of the contest and payment of the amount due, if any, following which Administrative Agent shall return the security, if any, deposited with Administrative Agent pursuant to the definition of Permitted Contest.

(c) Each Borrower will, and will cause each Subsidiary to, (i) maintain at all times all insurance described on Schedule 4.4, upon the terms and with the coverages and rights in favor of Administrative Agent and Lenders as described in Schedule 4.4, and (ii) obtain within thirty (30) days after Administrative Agent’s written request and thereafter maintain at all times, such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably from time to time request consistent with industry standards; provided, however, that, after the Closing Date, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document), as evidenced by the insurance certificates attached hereto as Schedule 4.4. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Administrative Agent.

(d) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Administrative Agent, for the benefit of Lenders, to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content reasonably acceptable to Administrative Agent. Borrowers will deliver to Administrative Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) promptly following the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower or Subsidiary, and (v) at least sixty (60) days prior to the expiration of coverage, written notice of the intention of the Borrower of nonrenewal by any Borrower or Subsidiary of such coverage.

(e) In the event any Borrower or Subsidiary (i) fails to maintain the insurance coverage required by this Agreement, or (ii) fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement and such failure to provide evidence continues for thirty (30) days, Administrative Agent may (but shall have no obligation to) purchase insurance at Borrowers’ expense to protect Administrative Agent’s and each Lender’s interests in the Collateral and to protect Administrative Agent and Lenders from liability claims relating to the Borrowers’ and their Subsidiaries’ operations, and the costs and expenses of Administrative Agent in obtaining and paying the premiums on any such insurance shall constitute part of the Obligations for which the Borrowers are jointly and severally liable hereunder and which are secured by the Collateral.

Section 4.5 Compliance with Laws. Each Borrower will, and will cause each Subsidiary to, comply with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Accounts or Inventory.

Section 4.6 Inspection of Property, Books and Records. Each Borrower will, and will cause each Subsidiary to, keep proper books of record substantially in accordance with GAAP in which entries which are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and will permit at the sole cost of Borrowers (subject, however, to any limitations set forth in Section 2.2(h)), representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the accounts receivable, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and their Subsidiaries and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In addition to the foregoing, each Borrower will permit at the sole cost of Borrowers (without regard to the limitations set forth in Section 2.2(h)), representatives of Administrative Agent to visit and inspect any of their respective properties and to examine and make abstracts or copies from any of their respective books and records, in each case, for the purpose of verifying the quantity, source, quality and characteristics of the Inventory. In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default or any time during which Administrative Agent reasonably believes an Event of Default exists.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely (a) to pay transaction fees and expenses incurred pursuant to this Agreement, and (b) to fund the working capital and general corporate needs of Borrowers (including in respect of leasehold improvements and other capital expenditures) in compliance with applicable Law and not in violation of this Agreement. No portion of the proceeds of the Loans will be used (i) for family, personal, agricultural or household use, or (ii) to make any distribution, pay any obligation or fund any reserve under the Reorganization Plan, except that Principal Borrower may use a portion of the proceeds of the Loans, in an amount not to exceed $2,000,000 (which amount exceeds Principal Borrower’s available Cash on the Effective Date after giving effect to the consummation of the Reorganization Plan), to fund payment of the pre-petition claims set forth on Schedule 4.7, which claims are currently in dispute, upon resolution or settlement of such claims.

Section 4.8 Estoppel Certificates. After written request by Administrative Agent, Borrowers, within 15 days and at their expense, will furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or Event of Default or if such Default or Event of Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default or Event of Default.

Section 4.9 Notices of Litigation and Defaults.

(a) Borrowers will give prompt written notice to Administrative Agent of any Litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party.

(b) Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon any Borrower becoming aware of the existence of any Default or Event of Default, Borrowers shall give written notice to Administrative Agent of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and/or removal as required by applicable Environmental Laws of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Borrowers will provide Administrative Agent within 30 days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Administrative Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Administrative Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances.

(a) Each Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject, as to priority, only to Permitted Liens) in favor of Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Administrative Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to become Borrowers or Guarantors, as determined by Administrative Agent, and be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations. Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Administrative Agent a duly completed and executed Supplement to the applicable Credit Party’s Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto and (y) at the request of Administrative Agent, Borrowers shall execute, and cause the applicable Credit Parties to execute, any documents requested by Administrative Agent to establish, create, preserve, protect and perfect a first priority Lien in favor of Administrative Agent in such Credit Party’s rights under any Intellectual Property license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Administrative Agent of a Lien on such Credit Party’s rights as licensee under such license.

(b) Upon receipt of an affidavit of an officer of Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record (which affidavit shall contain a customary indemnification provision in favor of Borrowers in respect thereof), and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will, and will cause each applicable Credit Party to, issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Upon the formation or acquisition of a new Subsidiary, Borrowers shall (i) pledge and deliver or cause to be pledged and delivered to Administrative Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to Administrative Agent, all of the outstanding equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with delivery of undated stock or equivalent powers for such equity interests, executed in blank; (ii) unless Administrative Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Administrative Agent in order to grant the Administrative Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens) to secure the Obligations of all Credit Parties on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Administrative Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Administrative Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Administrative Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance reasonably satisfactory to Administrative Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent.

(d) Upon the request of Administrative Agent, Borrowers shall obtain a landlord’s agreement, mortgagee’s agreement or bailee’s agreement, as applicable, from the lessor/bailee of each location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and Equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Administrative Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each location where any Collateral, or any records related thereto, is or may be located. Notwithstanding anything to the contrary contained in this Agreement, if any Collateral is located at a leased location within two (2) months of the expiration of the lease, then all or any portion of the Collateral located at such location shall be ineligible for purposes of the Borrowing Base until Borrowers have provided evidence satisfactory to the Administrative Agent that the lease has been extended.

Section 4.12 Updates of Representations. Borrowers shall deliver to Administrative Agent within ten (10) days of the written request of Administrative Agent an Officer’s Certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents are true, accurate and complete as of the date of such Officer’s Certificate.

Section 4.13 Power of Attorney. Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Administrative Agent has provided not less than three (3) Business Days’ prior written notice to Borrowers to perform the same and Borrowers have failed to take such action, execute in the name of Borrowers any agreements, schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Administrative Agent under this Agreement; (c) after the occurrence and during the continuance of a Default or Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Administrative Agent has provided not less than five (5) Business Days’ prior written notice to Borrowers to perform the same and Borrowers have failed to take such action, do such other and further acts and deeds in the name of Borrowers that Administrative Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Administrative Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Administrative Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Collateral Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers and the other Credit Parties at their respective principal and/or chief executive offices and shall not be moved from such locations without (i) providing prior written notice to Administrative Agent, and (ii) except in the case of a change in their chief executive office, principal place of business, or the location of Collateral that is expressly permitted under Section 8.2(d), obtaining the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld.

(b) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Administrative Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Administrative Agent reserves the right to notify Account Debtors that Administrative Agent has been granted a Lien upon all Accounts.

(c) Borrowers will, and will cause each Subsidiary to, conduct a physical count of the Inventory once per year and, upon the occurrence and during the continuance of a Default or Event of Default, at such other times as Administrative Agent may request, and Borrowers shall, and shall cause each Subsidiary to, provide to Administrative Agent a written accounting of such physical count in form and substance satisfactory to Administrative Agent. Each Borrower will, and will cause each Subsidiary to, maintain at all times a perpetual inventory system. Each Borrower will, and will cause each Subsidiary to, keep adequate records at all times as to the quantity, source, quality and characteristics of its Inventory and to use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Administrative Agent may require Borrowers, at the sole cost of Borrowers (subject, however, to any limitations set forth in Section 2.2(h)), to obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries.

(d) Borrowers will, and will cause each Subsidiary to, implement and maintain in place cash management arrangements as shall be in form and substance satisfactory to the Administrative Agent, which include, without limitation, the cash management arrangements provided for in Section 2.11.

ARTICLE 5 - NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt; Contingent Obligations. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens. Without limiting the generality of the foregoing, no Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any purchase money Lien on Inventory.

Section 5.3 Restricted Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided, however, that the following Restricted Distributions may be paid: (a) at any time, dividends may be paid by any Subsidiary of any Borrower to such parent Borrower (and/or to any intermediate Subsidiary who is also a Borrower); (b) any Borrower or Subsidiary may pay dividends solely in common stock; (c) any Borrower or Subsidiary may make payments in respect of indemnification obligations in favor of its officers and directors for conduct occurring and arising after the Effective Date under applicable Law or under such Person’s Organizational Documents in the form disclosed to Administrative Agent prior to the Closing Date, as such documents may be amended from time to time with the prior written consent of Administrative Agent; (d) Company may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase (treating such repurchase as if it were made on the last day of the immediately preceding month), provided that such repurchases do not exceed $250,000 in the aggregate per fiscal year; and (e) at any time, distributions may be paid by a Borrower to another Borrower.

Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) the Financing Documents, (ii) the Subordinated Debt Documents, (iii) agreements in respect of Permitted Asset Dispositions, to the extent that such prohibition pertains solely to the assets that are the subject of the applicable Permitted Asset Disposition, and (iv) agreements for purchase money Debt or Capital Lease obligations permitted under clause (c) of the definition of Permitted Indebtedness, to the extent that such prohibition pertains solely to the Equipment that is the subject of the applicable agreement; or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and Subordinated Debt Documents) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.5 Payments and Modifications of Subordinated Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt unless permitted pursuant to the applicable Subordination Agreement or (b) amend or otherwise modify the terms of any Subordinated Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Subordinated Debt; (ii) change the dates upon which payments of principal or interest are due on, or the principal amount of, such Subordinated Debt; (iii) change any event of default or add or make more restrictive any covenant with respect to such Subordinated Debt; (iv) change the prepayment provisions of such Subordinated Debt or any of the defined terms related thereto; (v) change the subordination provisions thereof (or the subordination terms of any Guarantee thereof); (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Borrower, any Subsidiary, Administrative Agent or Lenders; or (viii) otherwise conflict with the terms of or be prohibited under the terms of any Subordination Agreement applicable thereto. Each Borrower shall, prior to entering into any such amendment or modification, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy thereof and, if approval of Required Lenders is required by the terms of this Agreement prior to the taking of any such action, such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such items without obtaining such approval from Required Lenders.

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (a) consolidate or merge or amalgamate with or into any other Person except for any merger among Borrowers and their Subsidiaries upon not less than thirty (30) days prior written notice to Administrative Agent, provided that (i) in the case of any merger involving Principal Borrower, Principal Borrower shall survive after giving effect to such merger, and (ii) Administrative Agent shall have a first priority Lien (subject to Permitted Liens) on and security interest in the assets of the survivor of the merger (including the assets acquired via merger), or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions. No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor.

Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business or as permitted under clause (h) of the definition of Permitted Investments; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments. Notwithstanding anything to the contrary contained in this Agreement, no Borrower will, or will permit any Subsidiary to, form or acquire any Subsidiary other than wholly-owned domestic Subsidiaries.

Section 5.8 Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8 or otherwise expressly permitted herein, and except for transactions that are disclosed to Administrative Agent in writing in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party in an arm’s length transaction, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.

Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications. Without limiting the generality of the provisions of Section 5.1, no Borrower will, or will permit any Subsidiary to, authorize and/or issue any capital stock or other equity securities which are subject to any mandatory repurchase or redemption provisions or put rights in favor of any holder thereof (not including any repurchase or redemption provisions exercisable solely at the option of such Borrower or Subsidiary) or otherwise constitute Debt under the definition set forth herein or are subject to any provisions requiring the mandatory payment of any dividends at any time (not including any specified dividends which accrue at specified times but which are payable only as, when and if declared by the board of directors or other similar governance body or manager or partner of such Borrower or Subsidiary and/or upon liquidation of such Borrower or Subsidiary).

Section 5.10 Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Operative Document, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders with respect to the Obligations, the Collateral and the Financing Documents or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Administrative Agent). Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Administrative Agent.

Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.

Section 5.12 Lease Payments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business or in connection with leasehold improvements funded by the owner of the subject premises for the benefit of Borrowers or their Subsidiaries.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset, except that Company may sell or transfer and lease back the Mortgaged Property in a Permitted Asset Disposition.

Section 5.14 Deposit Accounts and Securities Accounts.

(a) Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date. Except as set forth on Schedule 7.4 with respect to those accounts that are required to be closed prior to the initial extension of credit under this Agreement, as of and at all times following the date of such initial extension of credit, Company shall cause all Deposit Accounts and Securities Accounts set forth on Schedule 5.14 (including the accounts designated on Schedule 5.14 as the “Union Bank Lockbox/Disbursement Accounts”) to be subject to a Deposit Account Control Agreement or Securities Account Control Agreement (which agreements with respect to the “Union Bank Lockbox/Disbursement Accounts” shall include an agreement with respect to the sweep requirement described in clause (i) of the next sentence). With respect to each “Union Bank Lockbox/Disbursement Account”, following the initial extension of credit under this Agreement, (i) if the amount credited to such account which, when aggregated with the amounts then credited to the other “Union Bank Lockbox/Disbursement Accounts” (in each case, excluding the aggregate amount necessary to make the remaining disbursements in respect of the checks described in clause (ii) below), exceed $100,000 at any time, then, within three (3) Business Day after each such occurrence, Company shall cause such excess to be swept into the Payment Account or the Lockbox Account, (ii) Company shall not make any disbursements from such account except for disbursements in respect of checks issued prior to the date of the initial extension of credit under this Agreement and disbursements to the Payment Account or the Lockbox Account, and (iii) Company shall close such account within ten (10) Business Days following the final disbursement from such account in respect of the checks described in clause (ii) of the preceding sentence. Upon the closing of any account described in this Section, Company shall cause all amounts credited to such account to be immediately transferred to the Payment Account or the Lockbox Account.

(b) No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new bank account, Deposit Account or Securities Account without prior written notice to Administrative Agent and unless Administrative Agent, such Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such bank account, Deposit Account or Securities Account.

Section 5.15 Compliance with Anti-Terrorism Laws. Administrative Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Administrative Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower or any additional Credit Party becomes a Blocked Person or becomes listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1 Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“CMLTD” has the meaning provided in the Compliance Certificate.

“Defined Period” has the meaning set forth in Section 6.2.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Fixed Charges” has the meaning provided in the Compliance Certificate.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

Section 6.2 Fixed Charge Coverage Ratio. Borrowers agree that, so long as any Credit Exposure exists, Borrowers will not permit the Fixed Charge Coverage Ratio for any period set forth below (each a “Defined Period”) to be less than the ratio set forth below for such period:

Period:	Ratio:
5-month period ending May 31, 2007	1.15 to 1.00

6-month period ending June 30, 2007	1.15 to 1.00

7-month period ending July 31, 2007	1.15 to 1.00

8-month period ending August 31, 2007	1.15 to 1.00

9-month period ending September 30, 2007	1.15 to 1.00

10-month period ending October 31, 2007	1.15 to 1.00

11-month period ending November 30, 2007	1.15 to 1.00

12-month period ending December 31, 2007 and the 12 month period ending on the last day of each calendar month thereafter	1.15 to 1.00

For purposes of calculating the Fixed Charge Coverage Ratio for any Defined Period ending on or prior to December 31, 2007, (a) EBITDA will be annualized by dividing EBITDA for such Defined Period by the number of calendar months then elapsed in the 12-month period ending December 31, 2007 and multiplying such result by 12, and (b) Fixed Charges (other than CMLTD) will be annualized by dividing Fixed Charges (other than CMLTD) for such Defined Period by the same number of calendar months and multiplying such result by 12.

Section 6.3 Evidence of Compliance. Borrowers shall furnish to Administrative Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, evidence (in form and content satisfactory to Lender) of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Such evidence shall include, without limitation, (a) a statement and report, on a form approved by Administrative Agent, detailing Borrowers’ calculations, and (b) if requested by Administrative Agent, back-up documentation (including invoices, receipts and other evidence of costs incurred during such month as Administrative Agent shall reasonably require) evidencing the propriety of the calculations.

Section 6.4 Fiscal Year. No Borrower will, or will permit any Subsidiary to change its fiscal year from the 12-month period ending September 30 of each year.

ARTICLE 7 - CONDITIONS

Section 7.1 Conditions to Initial Extensions of Credit. The obligation of each Lender to make the initial Loans, of Administrative Agent to issue any initial Support Agreements and of any LC Issuer to issue any initial Lender Letter of Credit shall be subject to the receipt by Administrative Agent of each agreement, document and instrument set forth on the closing checklist prepared by Administrative Agent or its counsel, each in form and substance satisfactory to Administrative Agent, and such other deliverables reasonably requested by Administrative Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders and their respective counsel in their sole discretion:

(a) the payment of all fees, expenses and other amounts due and payable under each Financing Document on or prior to the Closing Date;

(b) the absence, since November 30, 2006, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(c) all of each Borrower’s existing Debt (other than purchase money Debt and Capital Leases permitted under clause (c) of the definition of Permitted Indebtedness and the Mortgage Debt), including any related party debt, shall be fully subordinated to the Obligations pursuant to Subordination Agreements that are requested by and satisfactory to the Administrative Agent in its sole discretion;

(d) the receipt of the initial Borrowing Base Certificate, prepared as of April 30, 2007, on the Closing Date and, thereafter, the receipt of any updated Borrowing Base Certificate or “roll forward” required under this Agreement;

(e)(i) the Bankruptcy Court shall have entered, prior to the Closing Date, an order (the “Confirmation Order”), in form and substance satisfactory to the Administrative Agent, confirming the Reorganization Plan and approving and authorizing the transactions contemplated thereby, and the Confirmation Order shall be a Final Order (and, for avoidance of doubt, the Confirmation Order shall not have been reversed, stayed, modified, amended, rescinded or vacated); (ii) the Reorganization Plan shall not have been modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Administrative Agent; (iii) all material conditions precedent to the effectiveness of the Reorganization Plan shall have been satisfied (or waived with the prior written consent of the Administrative Agent) and the Effective Date (as defined in the Reorganization Plan) shall have occurred; (iv) unless otherwise agreed by the Administrative Agent, ten (10) days shall have passed since the entry of the Confirmation Order and the Confirmation Order shall not be subject to any stay; (v) the Administrative Agent shall be satisfied that, except as otherwise consented to by it, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order will not govern the enforcement of the Loan Documents; (vi) the transactions set forth in the Reorganization Plan shall have been consummated in accordance with all applicable Law and otherwise to the satisfaction of the Administrative Agent; and (vii) the Administrative Agent shall have received a copy of the Confirmation Order, certified by the Bankruptcy Court as complete and correct;

(f) without limiting the generality of the foregoing, Administrative Agent shall have received, prior to the Closing Date, evidence satisfactory to it of the consummation of the Rights Offering (as defined in the Reorganization Plan) and payment or funding of all amounts and reserves described in Section 3.24;

(g) prior to the Closing Date, all Property of the Estate (as defined in the Bankruptcy Code) of the Filing Company shall have vested in the reorganized Filing Company free and clear of all Liens other than Liens in favor of the Mortgage Lender securing the Mortgage Debt and Liens permitted pursuant to Section 5.2, and Administrative Agent shall have received evidence satisfactory to it of the merger of the reorganized Filing Company with and into Company, with Company as the surviving corporation;

(h) following the Effective Date and after giving effect to the transactions contemplated by the Financing Documents, the Borrowers shall not have any outstanding Debt or preferred stock other than (i) Debt incurred under the Financing Documents, (ii) the Mortgage Debt, (iii) purchase money Debt and Capital Leases permitted under clause (c) of the definition of Permitted Indebtedness and (iv) Debt permitted pursuant to Section 5.1. Without limiting the generality of the foregoing, the Pre-Petition Loan Agreements shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been paid in full and all Liens granted in respect thereof shall have been released and extinguished and the terms and conditions of any such release shall be satisfactory to the Administrative Agent;

(i) following the Effective Date and after giving effect to the transactions contemplated by the Financing Documents, there shall be no Liens on any asset of Borrowers other than Liens permitted pursuant to Section 5.2;

(j) the receipt by Administrative Agent of those documents, instruments and/or agreements set forth on Schedule 7.4 that are required to be delivered to Administrative Agent prior to the initial extension of credit hereunder pursuant to Schedule 7.4; and

(k) the receipt by Administrative Agent of such other documents, instruments and/or agreements as Administrative Agent may reasonably request.

Section 7.2 Conditions to Each Loan, Support Agreement and Lender Letter of Credit.

The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or an advance in respect of any Loan, of Administrative Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit, (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and a “roll-forward”, in form and substance reasonably satisfactory to Administrative Agent, of the most recent Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.5(a) and a “roll-forward”, in form and substance reasonably satisfactory to Administrative Agent, of the most recent Borrowing Base Certificate;

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(d) the fact that each of the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date;

(e) the fact that no adverse change in the condition (financial or otherwise), properties, business, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement;

(f) the continued compliance by Borrowers with all of the terms, covenants and conditions of the Regulatory Rider attached hereto and made a part hereof and, unless Administrative Agent shall elect otherwise from time to time, the absence of any fact, event or circumstance for which Borrowers are required to give Agent notice under such Regulatory Rider;

(g) the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order and shall be in full force and effect and shall not have been amended, modified, or stayed without the written consent of the Administrative Agent, or vacated or reversed, and no objection, appeal or motion for reconsideration is pending and the period for lodging any such objection, appeal or motion for reconsideration has expired; and

(h) the fact that no Governmental Authority has instituted any criminal proceedings against any Credit Party.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Administrative Agent in its reasonable discretion), Administrative Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Letters of Credit and all undertakings in respect of Support Agreements: (a) UCC searches with the Secretary of State of each jurisdiction in which the applicable Person is organized, and, if applicable, local UCC fixture filings searches in each jurisdiction where any real estate Collateral or fixtures Collateral is located; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in the state and/or local filing offices (as applicable) of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized; (c) real property title and lien searches in each jurisdiction in which any real property Collateral is located; and (d) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.4 Post Closing Requirements. Borrowers shall complete each of the post closing obligations and/or provide to Administrative Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Administrative Agent. In the event of any conflict between Schedule 7.4 and any other provision of this Agreement with respect to the time within which Borrowers are required to comply with the items listed on Schedule 7.4, Schedule 7.4 shall control.

ARTICLE 8 - SECURITY AGREEMENT

Section 8.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Administrative Agent, for the benefit of Lenders, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 8.1 attached hereto and made a part hereof, subject, as to priority, only to the Permitted Liens.

Section 8.2 Representations and Warranties and Covenants Relating to Collateral.

(a) Each Borrower has good title to, has rights in, and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Each Borrower is the sole owner of the Intellectual Property it purports to own. Each patent is valid and enforceable and no part of the Intellectual Property of Borrowers has been judged invalid or unenforceable, in whole or in part, and to the best of Borrowers’ knowledge, no claim has been made that any part of the Intellectual Property of Borrowers violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Schedule 8.2 sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any of the Collateral are kept, which such Schedule 8.2 indicates in each case which Borrower(s) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(b) Without limiting the generality of Section 3.2, except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Administrative Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Administrative Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Administrative Agent or exercise of rights by Administrative Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(c) As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents or Investment Property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4), and Borrowers shall give notice to Administrative Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents or Investment Property. No Person other than Administrative Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, Investment Property (including Securities Accounts and Commodities Account), Letter of Credit Rights or Electronic Chattel Paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or Commodities Account of Borrowers is maintained).

(d) Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days (or such lesser number of days approved in writing by Administrative Agent) prior written notice to Administrative Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Administrative Agent may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Administrative Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default or Event of Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Administrative Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Administrative Agent after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f) Without limiting the generality of Sections 8.2(c) and 8.2(e):

(i) Borrowers shall deliver to Administrative Agent all Tangible Chattel Paper and all Instruments and Documents in excess of $50,000 owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent. Borrowers shall provide Administrative Agent with “control” (as defined in Article 9 of the UCC) of all Electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Administrative Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Administrative Agent all security agreements securing any such Chattel Paper and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and Documents with a legend, in form and substance satisfactory to Administrative Agent, indicating that such Chattel Paper and such Instruments and Documents are subject to the security interests and Liens in favor of Administrative Agent created pursuant to this Agreement and the Security Documents. Borrowers shall comply with all the provisions of Sections 2.11 and 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii) Borrowers shall deliver to Administrative Agent all letters of credit in excess of $50,000 on which any Borrower is the beneficiary and which give rise to Letter-of-Credit Rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent. Borrowers shall take any and all actions as may be necessary or desirable, or that Administrative Agent may request, from time to time, to cause Administrative Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such Letter-of-Credit Rights in a manner acceptable to Administrative Agent.

(iii) Borrowers shall promptly advise Administrative Agent upon any Borrower becoming aware that it has any interests in any Commercial Tort Claim in excess of $50,000 that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such Commercial Tort Claim and the dates such events and circumstances occurred, the potential defendants with respect such Commercial Tort Claim and any court proceedings that have been instituted with respect to such Commercial Tort Claim, and Borrowers shall, with respect to any such Commercial Tort Claim, execute and deliver to Administrative Agent such documents as Administrative Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such Commercial Tort Claim.

(iv) Except for Accounts and Inventory in an aggregate amount not to exceed $100,000 in the aggregate at any time, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Administrative Agent and the receipt by Administrative Agent, if Administrative Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Administrative Agent prior to the commencement of such possession or control. Borrowers have notified Administrative Agent that Inventory is currently located at the locations set forth on Schedule 8.2. Borrowers shall, upon the reasonable request of Administrative Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Administrative Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Administrative Agent’s account subject to Administrative Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Administrative Agent’s benefit.

(v) Borrowers shall cause all Equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Administrative Agent, Borrowers shall promptly deliver to Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Administrative Agent to be named as lienholder on any such certificate of title or other evidence of ownership.

(vi) Each Borrower hereby authorizes Administrative Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Administrative Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Administrative Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to the Collateral.

(vii) Except as set forth on Schedule 8.2A, as of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Administrative Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted (including any restrictions in respect of direct collection or enforcement by Administrative Agent) by any applicable Law, including the federal Assignment of Claims Act and any other comparable Law. Borrowers shall take such steps as may be necessary or desirable, or that Administrative Agent may request, to comply with any such applicable Law with respect to such Collateral (it being acknowledged and agreed that Borrowers shall not be required to obtain the written acknowledgment of any federal Governmental Authority with respect to any Account that does not have a corresponding contract identification number so long as such Account is not included in the Borrowing Base).

(viii) Borrowers shall furnish to Administrative Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Administrative Agent may reasonably request from time to time.

(ix) Borrowers will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly executed, acknowledged and delivered all fee mortgages requested by Administrative Agent, whether concurrently with the execution of this Agreement or hereafter; provided, however, that, so long as the Mortgaged Property is subject to a first priority Lien securing the Mortgage Debt, Borrowers shall not be required to execute a mortgage on the Mortgaged Property in favor of Administrative Agent.

Section 8.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Administrative Agent, in addition to all other rights, options, and remedies granted to Administrative Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including:

(i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) The right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Administrative Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Administrative Agent or its designees such books and records, and to follow Administrative Agent’s instructions with respect to further services to be rendered);

(iii) The right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Administrative Agent at any place designated by Administrative Agent;

(iv) The right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Administrative Agent and to receive, open and dispose of all mail addressed to any Borrower; and

(v) The right to enforce Borrowers’ rights against Account Debtors and other obligors, including (i) the right to collect Accounts directly in Administrative Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Administrative Agent or any designee of Administrative Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Administrative Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale or other disposition, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released to the extent permitted by applicable law. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for disposition. Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Administrative Agent may sell or otherwise dispose of the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale or other disposition of the Collateral. If Administrative Agent sells or otherwise disposes of any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of a Default or Event of Default, to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

(d) Administrative Agent and each Lender is hereby granted an irrevocable, non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling or otherwise disposing of any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses and all franchise agreements inure to Administrative Agent’s and each Lender’s benefit.

(e) To the extent that applicable Laws impose duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Administrative Agent in its discretion (and without any obligation to do so): (i) to take action in connection with the disposition of Inventory or other Collateral in consultation with the FDA, including permitting or requesting (a) inspection by the FDA of the Inventory and the facilities where the Inventory is located, (b) testing by the FDA of the Inventory to ensure safety and efficacy of products for their intended purpose or (c) a review by the FDA of the records of Borrowers regarding storage conditions and the documentation as to the source, quality and characteristics of the Inventory; (ii) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (iii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iv) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (v) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (vi) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vii) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (viii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 8.3(e) is to provide non-exhaustive indications of what actions or omissions by Administrative Agent would not be commercially unreasonable in Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.3(e). Without limitation upon the foregoing, nothing contained in this Section 8.3(e) shall be construed to grant any rights to any Borrower or to impose any duties Administrative on Agent that would not have been granted or imposed by this Agreement or by applicable Laws in the absence of this Section 8.3(e).

ARTICLE 9 - EVENTS OF DEFAULT

Section 9.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, or there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Sections 2.8, 4.1, 4.4, 4.6, 4.7 or 11.17 or Article 5 or Article 6;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Administrative Agent within thirty (30) days after the occurrence thereof;

(c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)(i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, such Debt (including the Mortgage Debt) or other liabilities having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $100,000 to become or be declared due prior to its stated maturity, provided that no Event of Default will occur solely as a result of Company’s failure to deliver audited financial statements to Mortgage Lender for any fiscal year of Company ended on or prior to September 30, 2006 unless the Mortgage Debt becomes or is declared due prior to its stated maturity following such failure; or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(e) any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;

(h) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $100,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except the Permitted Liens, or any Credit Party shall so assert;

(j) any Credit Party is convicted of a felony or charged under any Law that could reasonably be expected to lead to forfeiture of a material portion of the Collateral;

(k) a default or event of default occurs under any Guarantee of any portion of the Obligations;

(l) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(m) [RESERVED;]

(n) the occurrence of any fact, event or circumstance that has or that could reasonably be expected to result in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after written notice from Administrative Agent;

(o) [RESERVED;]

(p) any Credit Party shall cease any material business operations and such failure shall remain unremedied for five (5) days after the occurrence thereof;

(q) a material default occurs under the Reorganization Plan, or Principal Borrower shall fail to pay any allowed claim(s) under the Reorganization Plan aggregating in excess of $100,000 as and when due under the Reorganization Plan;

(r) the Chapter 11 Case shall be converted to a case under Chapter 7 of the Bankruptcy Code;

(s) an order shall be entered revoking, reversing, staying, vacating, rescinding, modifying, supplementing, reconsidering or amending the Confirmation Order, other than an order modifying, supplementing or amending the Confirmation Order in an immaterial way; or

(t) any application for an order described in clause (s) above shall be made and, if made by a Person other than a Borrower, such application is not being diligently contested by Company in good faith;

All cure periods provided for in this Section shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 9.2 Acceleration and Suspension or Termination of Revolving Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and shall if requested by Required Lenders, (a) suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), without notice of any kind, and/or (b) declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Sections 9.1(e), 9.1(f) or 9.1(r) above, without any notice to any Borrower or any other act by Administrative Agent or the Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 9.3 Cash Collateral. If (a) any Event of Default specified in Sections 9.1(e), 9.1(f) or 9.1(r) above shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 9.2, or (c) the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 9.2, then without any request or the taking of any other action by Administrative Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 9.4 Default Rate of Interest. At the election of Administrative Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are 2% per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.5(b) shall increase by a rate that is 2% in excess of the rate otherwise payable under such Section; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the increased rates provided for in this Section 9.4 shall be applicable automatically and immediately upon the occurrence and during the continuance of any Event of Default occurring under Sections 9.1(e), 9.1(f) or 9.1(r) above without the necessity of any further affirmative action by any party.

Section 9.5 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for Cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.5.

Section 9.6 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default or on the Termination Date, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of such Borrower or any other Credit Party of all or any part of the Obligations, and, as between Borrowers on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e) to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e) and to the Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts; and fifth to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 9.7 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s or any Lender’s taking possession or control of, or to Administrative Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent or any Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Administrative Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Administrative Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Administrative Agent or any Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Administrative Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Administrative Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Administrative Agent as the result of an Event of Default shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loans, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Administrative Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent or Lenders shall remain in full force and effect until Administrative Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Administrative Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Administrative Agent in its sole discretion, including the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Administrative Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 9.8 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Administrative Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 9.9 Marshalling. Administrative Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Administrative Agent or Lenders by any Credit Party and each Credit Party hereby waives any such right to marshalling (and by joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section 9.9 as if this Section 9.9 were a part of each Financing Document executed by such Credit Party).

ARTICLE 10 - ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to be such Lender’s agent under and with respect to this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby to the extent provided for herein and therein and in any separate interlender or agency agreement entered into by Lenders and Administrative in connection herewith and therewith and more specifically (without limiting the generality of the foregoing) to enter into each of the Financing Documents to which such Lender is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on such Lender’s behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, and/or by the terms of any interlender or agency agreement entered into among Administrative Agent and Lenders, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.5 below and the other Financing Documents and/or any such interlender or agency agreement, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents and/or any such interlender or agency agreement, by or through its agents or employees.

Section 10.2 Liability of Administrative Agent. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.3 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 10.4 Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Administrative Agent under any Security Document (i) upon termination of the Loan Commitment and payment in full of all Obligations, and, to the extent required by Administrative Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting personal property described in Section 5.6 (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described in Section 5.6). Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.4.

Section 10.5 Agency for Perfection. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Administrative Agent (or consented to by Administrative Agent), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 10.6 Successor Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Day’s notice to Borrower Representative and the Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 10.7 Payment and Sharing of Payment.

(a) Loan Payments. Payments of principal, interest and fees in respect of the Loan will be settled on the date of receipt if received by Administrative Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(b) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 10.7, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

Section 10.8 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Administrative Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time following the occurrence and during the continuance of an Event of Default which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.8. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.8, in accordance with the provisions of Section 10.3.

Section 10.9 Administrative Agent and Affiliates. Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 10.10 Action by Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.11 Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.12 Right to Request and Act on Instructions. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.3.

Section 10.13 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.14 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 10.16 Buy-Out Upon Refinancing. Merrill Lynch shall have the right to purchase from the other Lenders all of their respective interests in the Loans at par in connection with any refinancing of the Loans upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loans rather than a payoff of the Loans.

Section 10.17 Definitions. As used in this Article 10, the following terms have the following meanings:

“Additional Titled Agents” has the meaning set forth in Section 10.15.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

ARTICLE 11 - MISCELLANEOUS

Section 11.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.7 and

Section 2.8 and Articles 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 11.2 No Waivers. No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 11.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Sections 11.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 11.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Administrative Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 11.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Administrative Agent and the Required Lenders; provided that

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Revolving Loan Commitment Amount or Revolving Loan Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Administrative Agent shall be effective without Administrative Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan (B) postpone the date fixed for, or waive, any payment of principal of any Loan or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any material Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.5 or the definitions of the terms used in this Section 11.5 insofar as the definitions affect the substance of this Section 11.5; (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement or (G) amend any of the provisions of Section 9.6 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage or amend any of the provisions that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Administrative Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Financing Documents only in the event of the unanimous agreement of all Lenders.

(b) Without limitation of the provisions of the preceding clause (a), no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty then in existence, modify the provisions of Section 9.6 in any manner adverse to the interests of each such Eligible Swap Counterparty.

(c) Administrative Agent shall be entitled, in its sole and absolute discretion, to waive any financial covenant of any Credit Party and to provide its written consent to a proposed Swap Contract.

Section 11.6 Assignments; Participations; Replacement of Lenders.

(a) Assignments.

(i) Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder. Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans; provided, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Administrative Agent reasonably shall require and a processing fee of $3,500 paid by such Lender, and shall have recorded the assignment in the Register; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 11.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrowers any prior Note held by it. Any assignment or transfer by a Lender of rights or obligations under this Agreement or any other Financing Document that does not comply with the requirements of this Section 11.6(a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(b).

(iii) Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(iv) Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Revolving Loan Commitments via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.6(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Revolving Loan Commitments pursuant to the Settlement Service. With the prior approval of each of Administrative Agent and the Borrowers, Administrative Agent’s and the Borrowers’ approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Revolving Loan Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 10.7.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrowers (which consent shall not be unreasonably withheld or delayed). A Participant shall not be entitled to the benefits of Section 2.8 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.8 as though it were a Lender.

(iii) Each Lender shall, acting for this purpose as an agent of Borrowers, maintain at one of its offices a register substantially similar to the Register maintained by Administrative Agent for the recordation of the names and addresses of its Participants, and the amount and terms of its participants; provided that no Lender shall be required to disclose or share the information contained in such register with Borrowers or any other Person, except as required by applicable law.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived, or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), each of Borrower Representative and Administrative Agent may, at its option, notify such Affected Lender and, in the case of a Borrower Representative election, the Administrative Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower Representative or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.6(a); provided, that (i) Borrowers shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.7 or 2.8, as applicable, of this Agreement through the date of such sale and assignment and (ii) Borrowers shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 11.6(a), Borrowers, shall be effective for purposes of this Section 11.6(c) and Section 11.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 11.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 11.7 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.8 Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Administrative Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Permitted Swap Contracts permitted hereby, provided, however, that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person, (e) as may be required to protect or defend Administrative Agent’s or Lenders’ rights under the Financing Documents or to exercise remedies, and (f) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided, however, Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 11.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 11.9 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.10 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN CHICAGO, ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.11 WAIVER OF JURY TRIAL. EACH BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 11.12 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure, or (ii) with Merrill Lynch’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 11.13 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by email delivery of an electronic version of an executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.15 Time. Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 11.16 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Administrative Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 11.17 Expenses; Indemnity; Release.

(a) Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Administrative Agent and Lenders (including the fees and expenses of Administrative Agent’s counsel, advisors and consultants) in connection with the negotiation, preparation, legal review and execution of each of the Financing Documents, including UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches. In addition, (i) prior to the initial extension of credit under this Agreement, Borrowers shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Financing Documents following closing within 10 days of demand by Administrative Agent or such Lender and (ii) following the initial extension of credit under this Agreement, Borrowers shall pay all such fees and expenses upon demand by Administrative Agent or such Lender. If Administrative Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Administrative Agent or such Lender for the work performed. Borrowers reaffirm their obligations in respect of, and acknowledge the prior payment of, certain out-of-pocket charges and expenses incurred by Administrative Agent (including the fees and expenses of Administrative Agent’s counsel, advisors and consultants) in connection with the negotiation, preparation, legal review and execution of the Financing Documents and a proposed, but subsequently aborted, debtor-in-possession financing facility for the Filling Company.

(b) Borrowers agree to pay all out-of-pocket charges and expenses incurred by Administrative Agent (including the fees and expenses of Administrative Agent’s counsel, advisers and consultants) in connection with the administration of this Agreement and the other Financing Documents and the credit facilities provided hereunder and thereunder, the administration, enforcement, protection or preservation of any right or claim of Administrative Agent, the monitoring of the Chapter 11 Case, the termination of this Agreement, the termination of any Liens of Administrative Agent on the Collateral, or the collection of any amounts due under the Financing Documents, including any such charges and expenses incurred in connection with any “work-out” or with any proceeding under the Bankruptcy Code with respect to any Credit Party. If Administrative Agent uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Administrative Agent and Lenders and the collection of any amounts due under the Financing Documents or in connection with any other purpose mentioned in the foregoing sentence), Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Administrative Agent for the work performed.

(c) Borrowers hereby indemnify and agree to defend (with counsel acceptable to Administrative Agent) and hold harmless Administrative Agent, each Lender, and their respective shareholders, directors, partners, officers, agents and employees (collectively in the singular, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by any Indemnitee or in which an Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (a) arising from any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under the Financing Documents, (b) arising from the breach of any of the representations or warranties contained in any Financing Document, (c) arising by reason of this Agreement, the other Financing Documents or the transactions contemplated hereby or thereby (subject, where applicable, to Section 2.8), or (d) relating to claims of any Person with respect to the Collateral; provided, however, Borrowers shall not be liable under this Section 11.17(c) to the extent such loss is primarily attributable to Indemnitee’s gross negligence or willful misconduct.

(d) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 11.17 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(e) Each Borrower hereby releases, waives and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which it has, may have, or might assert now or in the future against each Indemnitee, directly or indirectly, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Agreement, (ii) any discussions, commitments, negotiations, conversations or communications prior to the execution of this Agreement, or (iii) any thing or matter related to any of the foregoing prior to the execution of this Agreement. The inclusion of this paragraph in this Agreement, and the execution of this Agreement by the Administrative Agent and Lenders, does not constitute an acknowledgment or admission by the Administrative Agent or Lenders of liability for any matter, or a precedent upon which any liability may be asserted.

Section 11.18 [RESERVED.]

Section 11.19 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manger or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent conveyance, preference or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.20 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Administrative Agent and each Lender and their respective successors and permitted assigns (including, in the case of any Borrower, except for the right to request Loans, any trustee succeeding to the rights of the Borrowers pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code).

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this document constitute an instrument executed and delivered under seal, the parties hereto have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.

BORROWER:

SERACARE LIFE SCIENCES, INC.

By:	/s/ Gregory A. Gould	[SEAL]
Name:	Gregory A. Gould
Title:	Chief Financial Officer and Secretary

Address:

SeraCare Life Sciences, Inc.
375 West Street
West Bridgewater, MA 02379
Attn: Gregory A. Gould
Facsimile: ( ) -
E-Mail:

AGENT:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:	/s/ Garrett W. Fletcher	[SEAL]
Name:	Garrett W. Fletcher
Title:	Vice President

Address:

222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC-HCF SeraCare Life Sciences transaction
Facsimile: (866) 251-2944 (for ABL-Berry);
E-Mail: MLC_HCF_ABL2@ml.com (for ABL-Berry)

With copies to:

Merrill Lynch Capital

222 N. LaSalle Street, 16th Floor

Chicago, Illinois 60601

Attn: Group Senior Transaction Attorney, Healthcare Finance

Facsimile Number: (312) 499-3245

Merrill Lynch Capital

7700 Wisconsin Ave., Suite 400

Bethesda, Maryland 20814

Attn: Group Senior Transaction Attorney, Healthcare Finance

Facsimile Number: (866) 341-9053

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania

Attn: Lawrence F. Flick, II

Facsimile: (215) 832-5556

E-Mail: flick@blankrome.com

Payment Account Designation:

LaSalle Bank

200 West Monroe

Chicago, IL 60606

ABA #: 071000505

Account Name: MLBFS Healthcare Finance

Account #: 5800395088

Attention: [Name of Borrower]

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Lender

By:	/s/ Garrett W. Fletcher	[SEAL]
Name:	Garrett W. Fletcher
Title:	Vice President

Address:

222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC-HCF SeraCare Life Sciences transaction
Facsimile: (866) 251-2944 (for ABL-Berry);
E-Mail: MLC_HCF_ABL2@ml.com (for ABL-Berry)

With copies to:

Merrill Lynch Capital

222 N. LaSalle Street, 16th Floor

Chicago, Illinois 60601

Attn: Group Senior Transaction Attorney, Healthcare Finance

Facsimile Number: (312) 499-3245

Merrill Lynch Capital

7700 Wisconsin Ave., Suite 400

Bethesda, Maryland 20814

Attn: Group Senior Transaction Attorney, Healthcare Finance

Facsimile Number: (866) 341-9053

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania

Attn: Lawrence F. Flick, II

Facsimile: (215) 832-5556

E-Mail: flick@blankrome.com

ANNEXES, EXHIBITS, RIDERS AND SCHEDULES**

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	Reserved
Exhibit B	Compliance Certificate
Exhibit C	Borrowing Base Certificate
Exhibit D	Notice of Borrowing

RIDERS

Regulatory Rider

SCHEDULES

Schedule 1	Licenses
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.13	Taxes
Schedule 3.15	Consummation of Financing Documents; Brokers
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 3.20	Real Property Interests
Schedule 3.24	Certain Bankruptcy Matters
Schedule 3.27(a)(xi)	FDA Audits
Schedule 3.27(a)(xii)	Recalls, Market Withdrawals, Other Forms of Product Retrieval
Schedule 3.27(b)(ii)	Required Permits
Schedule 4.4	Insurance
Schedule 4.7	Use of Proceeds
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 7.4	Post-Closing Obligations
Schedule 8.1	Collateral
Schedule 8.2	Location of Collateral
Schedule 8.2A	Government Account Debtors

**	The annexes, exhibits, riders and schedules to this agreement have not been included herewith, but will be furnished supplementally to the Securities and Exchange Commission upon request.